Exhibit 10.19

MASTER SERVICES AGREEMENT

This Master Services Agreement (together with all signed Project Addenda) (the “Agreement”) is made and entered into as of the 5th day of October 2015 (the “Effective Date”) by and between AYTU BIOSCIENCE, INC., a Delaware corporation having its principal place of business at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, USA (“AYTU”) AYTU, and Biovest International, Inc. (“Biovest”), a Delaware corporation, having a place of business at 8500 Evergreen Blvd., Minneapolis, MN 55433. AYTU and Biovest may be referred to herein individually as a “Party” and collectively as the “Parties”.

Background

WHEREAS, AYTU is engaged in the development, manufacture, distribution, and sale of biopharmaceutical products; and

WHEREAS, Biovest has expertise in cell culture (upstream) and purification (downstream) contract manufacturing services dedicated to clinical and commercial grade biological products; and

WHEREAS, AYTU wishes to retain the services of Biovest to perform certain upstream and downstream contract manufacturing services (“Services”) pursuant to this Agreement as such Services as more fully described in various project-specific addenda and/or purchase orders to be attached hereto and incorporated by reference herein (“Project Addendum (a)” and/or “Purchase Order(s)”) for specific projects (the “Project”); and

WHEREAS, Biovest is willing to provide such Services to AYTU in accordance with the terms and conditions of this Agreement and related Project Addenda and/or Purchase Orders.

In consideration of these premises and for good and valuable consideration, the Parties agree as follows:

AGREEMENT

1.	DEFINED TERMS

The following capitalized terms used in this Agreement have the meanings indicated below:

1.1 “Affiliate” means any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a party. “Control,” “controlled by,” and “under common control with” means: (i) the power to direct the management or policies of the entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (ii) to own more than fifty percent (50%) of the outstanding voting securities or other ownership interest of the entity. AYTU shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates.

1.2 “Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, and requirements of any Authority, and any other applicable laws and regulations, as amended from time to time, including but not limited to cGMP.

1.3 “Batch” means a specific quantity of Product that is intended to be of uniform character and quality and is produced during the same cycle of manufacture as defined by the applicable Batch record.

1.4 “Batch Documentation” means the documents and other records that are produced in connection with the Manufacture of a particular Batch and/or lot.

1.5 “Biovest Materials” means Raw Materials, other than AYTU Materials, supplied by Biovest.

1.6 “Certificate of Analysis” means for each Batch of Product, a report that sets forth (i) tests completed, along with the actual value produced as a result of each test as a comparison to the target value or Specification, as may be more fully described in the applicable Project Addendum, and (ii) certification of the accuracy of those results.

1.7 “cGMP,” or “Good Manufacturing Practices,” or “GMP” means current Good Manufacturing Practices as specified in the United States Code of Federal Regulations, the European Community Directive 91/356/EEC (Principles and guidelines of good manufacturing practice for medicinal products) (as amended or replaced from time to time, including by Directive 2003/94/EEC), Brazil Anvisa Resolution — RDC No. 2101, August 4, 2003, Japanese MHLV GMP/GQP Ordinances for GMP No. 79 & 180 dated December 24, 2004, and any other similar applicable mandatory guidelines or laws of a Regulatory Authority.

1.8 “Confidential Information” has the meaning set forth in Section 10.

1.9 “Defective Products” shall mean a quantity of Product which has not been manufactured in accordance with GMP, if applicable, or which does not comply with the Product Specifications.

1.10 “Equipment” means any equipment or machinery, required specifically for the purpose of providing Services herein, used by Biovest in the performance of the Services.

1.11 “Facility” means a Biovest facility at which Services will be performed, which is Biovest’s facility at 8500 Evergreen Blvd., Minneapolis, MN 55433, unless stated otherwise in on the applicable Project Addendum.

1.12 “FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§321 et seq., as amended from time to time.

1.13 “Force Majeure” has the meaning set forth in Section 17.

1.14 “Good Laboratory Practices” or “GLP” means the applicable regulatory requirements related to laboratory studies as provided in European Community Directive 2004/10/EC and in the U.S. Good Laboratory Practices as provided in 21 CFR Part 58.

1.15 “Government Approvals” means all governmental, regulatory or customary local approvals, notices, permits, licenses (including without limitation, import and export licenses), consents or similar requirements that are necessary for Biovest to commence and complete the Projects, and fully perform the Services under Project Addenda executed hereunder.

1.16 “Manufacture” and “Manufacturing Process” means any steps, processes and activities necessary to produce Product, including without limitation, the manufacturing, processing, quality control testing, release or storage of Product.

1.17 “Manufacture and Release Requirements” means those specifications, methodologies, analytical tests, process parameters, acceptance criteria, and GMP requirements necessary to manufacture and release to AYTU the Product in conformity with a particular set of agreed on Acceptance Criteria. All Manufacture and Release Requirements are set forth in the Project Addendum.

1.18 “Manufacturing Procedures” means the formal set of instructions for Manufacture of Product.

1.19 “Manufacturing Procedures” shall mean the AYTU approved manufacturing instructions and other related requirements for manufacturing to be followed by Biovest for a particular Project, as the same may be amended from time to time and approved by AYTU. Such other related manufacturing requirements shall include, without limitation, all formulas, quality assurance standards, applicable test methodologies, processes and specifications to be followed and/or used by Biovest to perform such Project under this Agreement.

1.20 “AYTU Equipment” means movable equipment intended to be used solely to perform Services on a Project Addendum and either (i) provided by or procured by AYTU or (ii) procured by Biovest at AYTU’s written request. AYTU Equipment, if any, is set forth in the applicable Project Addendum.

1.21 “AYTU Materials” means any supplies or materials (biological or otherwise) to be provided to Biovest under this Agreement, by AYTU, or by a third party for AYTU, which materials shall be identified on in the applicable Project Addendum under this Agreement.

1.22 “AYTU Technology” means any of the following, including any tangible embodiments of the foregoing (e.g. documentation): (i) the manufacturing procedures for producing Product (to the extent provided by AYTU or by a third party for AYTU), (ii) any tests or methods of analysis used to determine the characteristics of Product or whether that Product meets the Specifications or other requirements, in either case as may be identified on a Project Addendum, and (iii) information or documentation provided or required to be provided to Biovest under this Agreement, by AYTU, or by a third party AYTU.

1.23 “Product” means the biologic product identified on the Project Addendum.

1.24 “Product Specifications” or “Specifications” means defined measurement values or test results of the Product or another deliverable, as set forth in the applicable Project Addendum.

1.25 “Project Addendum” means a document substantially in the form attached hereto as Exhibit 1 that describes work to be performed and materials or other items to be delivered under this Agreement, which document is executed by the Parties, referencing and attached to this Agreement. Each Project shall have a separate Project Addendum.

1.26 “Quality Agreement” means the agreement between AYTU and Biovest that sets forth the quality assurance provisions to be followed in performing the Services under this Agreement to ensure that the processing, control and delivery of the Product are in compliance with Applicable Laws, including but not limited to GMP, as well as the requirements of the parties.

1.27 “Raw Materials” means the materials used by Biovest to manufacture the Product. Raw Materials include AYTU Materials and Biovest Materials as set forth in the applicable Project Addendum.

1.28 “Records” has the meaning set forth in Section 3.4.

1.29 “Regulatory Authority” shall mean the U.S. Food and Drug Administration and any successor agency having substantially the same functions. Or its counterpart in any non-U.S. jurisdiction, or any other governmental entity (federal, state, local or foreign) with jurisdiction over the Services and manufacture and delivery of Product under this Agreement.

1.30 “Regulatory Standards” means all applicable laws and regulations that apply to Product, manufacture of Product, or to other Services, including but not limited to (i) laws and regulations promulgated or enforced by the United States Food and Drug Administration or other U.S. agency having jurisdiction, including GMP requirements (or any other “GXP” requirements), and (ii) GMP and any equivalent of any regulation in (i) the member states of the European Union, (iii) the equivalent of the regulations in (i) or (ii) above in any other jurisdiction agreed in writing by the Parties, and (iv) environmental laws and regulations applicable to the Services provided hereunder.

1.31 “Requirements” means those criteria or characteristics that Product, manufacture and delivery of Product, or other Services performed or provided under this Agreement must meet; “Requirements” includes but is not limited to any applicable Specifications, and further includes but is not limited to manufacturing, quality control, packaging, labeling, shipping and storage conditions for any raw materials, Customer Materials or Product. Requirements for Packaging, Specifications, Shipment and Storage and Quality Control shall be set forth in the applicable Project Addendum.

1.32 “Retention Period” has the meaning set forth in Section 3.4.

1.33 “Services” means Manufacture and any other tasks to be performed by Biovest, as described in a Project Addendum and initiated by AYTU through issuance of a Purchase Order.

1.34 “Shipping and Storage Requirements” means shipping and storage requirements for the Materials, Raw Materials and Product as set forth in the applicable Project Addendum.

1.35 “Testing Laboratory” means the independent testing laboratory agreed between the Parties for the purpose of determining whether Product is a Defective Product hereunder.

2.	STRUCTURE

2.1 Master. This Agreement is intended to serve as the framework for the parties to contract for multiple Projects. Each Project outsourced by AYTU to Biovest under this Agreement shall be agreed to by the Parties and shall be evidenced in a written Project Addendum (in substantially the form attached hereto in Appendix 1) as described in Section 2.2.

2.2 Project Addendum. Each Project Addendum will include, as appropriate and without limitation, the specifications for the Services/Project, key milestones, a timeline for the performance and completion of the applicable Services, the Project representatives for each Party, a description of the deliverables, Project fee(s) associated with the applicable Services, and the schedule on which such amounts shall be invoiced. Promptly upon successful completion of the negotiation of a Project Addendum, Biovest will execute two (2) copies of the mutually acceptable Project Addendum and send both to AYTU for execution. Each Project Addendum shall be confirmed by AYTU through AYTU’s issuance of a purchase order referencing the specific Project Addendum (“Purchase Order”). Biovest agrees that no work may commence under a Project Addendum before AYTU’s issuance of a Purchase Order referencing such Project Addendum. AYTU acknowledges that any delay in issuance of a Purchase Order in connection with any Project Addendum shall serve to equally delay any applicable timeline set forth in that particular Project Addendum. Once executed by both Parties, Project Addenda become part of this Agreement and are incorporated into and become subject to this Agreement in their entirety.

2.3 Amendment to Scope/Change in Project Addendum. Biovest shall not deviate from any Project Addendum or Manufacturing Procedures without AYTU’s prior written request. Any change or supplement that either Party may propose to a Project Addendum must be mutually agreed upon by the Parties in writing signed by both Parties to be effective. It is understood and agreed that Biovest will not implement any change until the Parties have agreed upon its content and cost in writing. The amended Project Addendum will not become effective until it is executed by both parties. Each Party will utilize commercially reasonable means to avoid or minimize cost changes.

3.	SERVICES

3.1 Performance. Biovest will perform Services for AYTU in compliance with this Agreement, the Project Addendum and any other commercially reasonable written instructions of AYTU. Biovest represents, warrants and undertakes that it shall perform this Agreement and operate its business in compliance with all Applicable Laws and all Regulatory Standards. All Services to be undertaken by Biovest under this Agreement and Project Addenda executed hereunder shall be performed only at the Facility unless another location is expressly identified in the applicable Project Addendum.

3.2 Subcontracting. Biovest may not subcontract or assign the performance of any of the Services to be performed by it under this Agreement without AYTU’s prior written consent. In the event that AYTU does so consent, then any agreement entered into by Biovest with the permitted and qualified subcontractor shall, at a minimum (a) be in a form reasonably acceptable to AYTU, (b) require the subcontractor to perform the activities in a manner consistent with this Agreement and the applicable Project Addendum, and (c) provide for ownership and allocation of Intellectual Property Rights and for obligations confidentiality, record-keeping, access rights to data, quality assurance, regulatory and other obligations and requirements of Biovest that are consistent with the intent and terms set forth in this Agreement. Biovest shall remain liable and solely responsible for the performance, actions and/or omissions of the subcontractor.

3.3 Audits of Facility, Inspections. Upon reasonable notice and during normal working hours, AYTU or AYTU’s designated third party may visit any Facility at which Product is being manufactured and may have access to any Records, manufacturing suite or area in which Product is planned to be or has been manufactured under this Agreement. In addition, AYTU, itself or through a designated third party, may perform compliance audits as necessary (including but not limited to the right to examine Biovest’s manufacturing and storage facilities, check inventory, validate inventory and shipment records, check quality control procedures, check and make copies of relevant Records to verify whether Biovest is complying with its obligations under this Agreement, any Project Addendum and Applicable Law, with applicable Regulatory Standards, and follow-ups of such audits as necessary.

3.4 Records. During the term of this Agreement and for the Retention Period (as defined below) Biovest will maintain complete and accurate records, including, without limitation, reports, accounts, notes, data, other source documents, and records of all information and results obtained or generated by Biovest in the course of performing Services hereunder (collectively, the “Records”). Biovest shall maintain all such Records in a secure area reasonably protected from fire, theft and destruction. AYTU, or its designated representative, may audit, copy and inspect records maintained under this Section, at AYTU’s expense upon reasonable advance notice during normal business hours during the course of the term of this Agreement and for the Retention period; provided that AYTU may not audit, copy or inspect such records more than twice per calendar year unless records are requested during an audit of a Facility hereunder. Biovest will cooperate with any internal review or audit by AYTU and make available to AYTU for examination and duplication. Biovest will not transfer, deliver or otherwise provide any such Records to any party other than AYTU, without the prior written approval of AYTU. All original Records of the Manufacture of Product hereunder will be retained and archived by Biovest in accordance with cGMP and Applicable Law, but in no case for less than a period of a period of three (3) years from the expiration or termination of this Agreement or following completion of the applicable Project Addendum (or longer if required by Applicable Law), (the “Retention Period”). Following the Retention Period, Biovest will not destroy the Records without first giving AYTU written notice and the opportunity to further store the Records at AYTU’s expense.

3.5 Technical Contacts. Each Party will appoint a “Technical Contact” or number of “Technical Contacts” having primary responsibility for day-to-day interactions with the other Party for the Services under each Project Addendum. The Technical Contacts shall be identified at the start of each Project Addendums. Any change to a Technical Contact will be identified in writing to the other Party. Each Party will to provide the other Party with at least thirty (30) days prior written notice of any change in that Party’s Technical Contact. Except for notices or communications required or permitted under this Agreement, which shall be subject to Section 20 below, all communications between Biovest and AYTU regarding the conduct of the Services under a Project Addendum will be addressed to the Party’s relevant Technical Contact(s).

The Parties will hold project team meetings via teleconference or in person, on a periodic basis as agreed by the Technical Contacts.

3.6.	Ethical Conduct.

3.6.1

Biovest represents and warrants and undertakes that it:

(i) will perform this Agreement and operate its business in compliance with all applicable laws and regulations;

(ii) will perform this Agreement and operate its business to ethical standards consistent with those set out in AYTU’s; and

(iv) will not take any action that will cause AYTU to be in breach of any applicable laws for the prevention of fraud, bribery and corruption, racketeering, money laundering or terrorism, including but not limited to the US Foreign Corrupt Practices Act and the UK Bribery Act; and

(v) will not offer, pay, request or accept any bribe, inducement, kickback or facilitation payment, and will not make or cause another to make any offer or payment to any individual or entity for the purpose of influencing a decision for the benefit of AYTU; and

(vi) will ensure that its affiliated companies will perform its agreement(s) with AYTU, and operate their business in compliance with all applicable laws and regulations ; and

(vii) will use its best efforts to ensure that its Suppliers and sub-contractors to operate their business in compliance with all applicable laws and regulations.

3.7 Debarment/Exclusion. Biovest represents and warrants that Biovest has not been debarred pursuant to the Federal Food, Drug and Cosmetic Act (the “Act”) or excluded from any Federal Health Care Program, including but not limited to, Medicare or Medicaid (each a “Federal Health Care Program”) or the General Services Administration. In addition, Biovest agrees to notify AYTU immediately if Biovest is debarred under the Federal Food Drug and Cosmetic Act or excluded under a Federal Health Care Program or from the General Services Administration during the term of the Agreement. Biovest understands that such debarment or exclusion may result in the immediate termination of the Agreement.

3.8 Current Good Manufacturing Practices (“cGMP”). AYTU is specifically required by law to ensure that all AYTU facilities, materials used therein and contractors performing Services impacting the biopharmaceutical operations, including production, laboratory, warehousing, and other areas are in compliance with governmental regulations and mandates. In performing the Services, Biovest agrees to comply with and adhere to those requirements that are necessary for AYTU to meet its obligations to domestic and international governmental agencies. Biovest agrees to use Current Good Manufacturing Practice(s) or cGMP in all applicable Services. cGMP will mean current good manufacturing practices of the United States Food and Drug Administration (or any successor entity thereto), or its foreign equivalent, including those set forth in 21 CFR Parts 210 and 211 and all applicable rules, regulations, guides and guidance, and their foreign equivalent.

3.9 Financial Statements. Within sixty (60) days following AYTU’s request, and no more than two times per year, Biovest shall provide to AYTU an unaudited balance sheet and statements of income and cash flows of Biovest prepared in reasonable detail in accordance with generally accepted accounting principles consistently applied.

4.	MATERIALS AND EQUIPMENT

4.1 Biovest. Biovest shall be solely responsible for employing personnel and obtaining the Equipment and Materials necessary to perform the Services in accordance with the terms of this Agreement and the applicable Project Addendum. Biovest will provide for and pay the compensation and other benefits of employees including, but not limited to salary, health, accident, workers’ compensation benefits and will pay all taxes and contributions which an employer is required to pay relating to the employment of employees. Biovest will maintain the Facility and all Equipment (including any AYTU Equipment if any), required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of cGMP and Applicable Law.

4.2 Required Materials and Equipment. Unless the applicable Project Addendum states otherwise. Biovest is responsible for selecting, procuring, installing, testing and validating all materials, equipment and systems to be used to provide the Services and conduct the manufacturing of Product at the Facility. Certain materials, equipment or systems may be, but need not be, specified in advance on the Project Addendum. Biovest is further responsible for determining and ensuring that any materials or equipment to be used are suitable for the intended purposes, and for procuring, inspecting testing, storing and maintaining those materials and equipment. Such Biovest Materials and Equipment shall be purchased by Biovest for the account and at the sole cost and expense of Biovest and included in the Fees. Biovest shall undertake its commercially reasonable efforts to minimize and/or eliminate the use of critical raw materials, including those that are sole-sourced (i.e., only one manufacturer to meet the appropriate specifications); any item that Biovest knows is associated with quality related problems/delays; or any item that has significant delays in deliveries. Prior to use, Biovest shall ensure that the Biovest Materials comply with the Product Specifications. Biovest shall maintain agreed upon inventory levels of all critical raw materials and shall report on these levels in response to AYTU’ written request.

4.3 AYTU Materials. Any materials to be provided by AYTU shall be specifically set forth on the applicable Project Addendum. Prior to use Biovest shall ensure that the AYTU Materials comply with the Product Specification. All AYTU Materials determined to be nonconforming at any time shall, at AYTU’s election, be as AYTU directs in writing (a) returned to AYTU by Biovest and at AYTU’s expense, or (b) destroyed by Biovest at AYTU’s expense.

If after AYTU provides AYTU Materials the Parties together determine that those AYTU Materials do not conform to their Requirements or are not suitable for the work under the Project Addendum, then as AYTU’s entire liability and Biovest’s sole remedy, AYTU will at its option (i) provide new or replacement AYTU Materials or, if that is not possible, then suggest an alternative and pay any additional costs for Biovest to procure the alternative, and (ii) subject to written agreement between the Parties, adjust the schedule, fees and/or costs as necessary to account for any delay caused by non-conforming AYTU Materials.

AYTU shall retain all right, title and interest in and to any AYTU Materials delivered to Biovest pursuant to this Agreement or any Project Addendum executed hereunder, including AYTU Material contained in any work in progress and the Product. Biovest shall be liable for the costs associated with any loss, adulteration, diversion, or damage to any AYTU Materials, work in process, Product and/or AYTU Equipment while in Biovest’s custody and/or control arising from Biovest’s gross negligence or willful misconduct or failure to handle such AYTU Materials, Product and/or AYTU Equipment in accordance with this Agreement and/or the applicable Project Addendum. Biovest is responsible for insuring all AYTU Materials and Product containing AYTU Materials while on the premises of any Biovest facility.

Biovest agrees (a) to account for all AYTU Materials, (b) use AYTU Materials only for the Services for which those AYTU Materials are provided and otherwise only in accordance with the applicable Project Addendum. (c) handle AYTU Materials in accordance with the labeling or documentation for those AYTU Materials and in accordance with AYTU’s instructions and reasonable handling procedures for similar materials, (d) store under appropriate conditions to avoid any adverse effect on the AYTU Materials. (e) not to provide AYTU Materials to any third party (including permitted subcontractors) without the prior written consent of AYTU, (f) not chemically or biologically modify the AYTU Materials, or use the AYTU Materials in connection with the development of any derivatives of the AYTU Materials, except as contemplated on a Project Addendum or except to the extent Biovest receives written permission from AYTU, (g) that any information describing or characterizing the AYTU Materials is AYTU’s Confidential Information, (h) not to copy, reverse engineer or attempt to derive the sequence or composition or underlying information, structure or ideas of AYTU Materials, (i) promptly notify AYTU if at any time it believes any AYTU Materials or Product have been damaged, lost or stolen, (j)to provide written notice to AYTU of any excess AYTU Materials at the conclusion of a Project Addendum and to destroy or return to AYTU all unused quantities of AYTU Materials according to AYTU’s written directions.

AYTU will provide any then current Material Safety Data Sheet (MSDS), if any, developed by AYTU for AYTU Materials at the time the AYTU Materials are provided, which MSDS shall be treated as Confidential Information of AYTU. AYTU shall provide a MSDS suitable for disclosure to a Regulatory Authority.

4.4 AYTU Equipment. Where Services under a Project Addendum require use of AYTU Equipment, Biovest shall use that AYTU Equipment only for performing its obligations under this Agreement, and only in accordance with AYTU’s instructions or the equipment manufacturer’s instructions. Title to the Additional Equipment will remain with AYTU and Biovest will ensure that the additional Equipment is properly labeled and remains free and clear of any liens or encumbrances. Biovest will promptly notify AYTU if at any time it believes any Additional Equipment has been damaged, lost or stolen. AYTU Equipment must remain at the designated Facility. Upon termination or expiration of this Agreement or of the Project Addendum to which the AYTU Equipment is relevant, Biovest shall (at AYTU’s option ) either return the AYTU Equipment to AYTU or dispose of it as instructed by AYTU.

5.	MANUFACTURE AND DELIVERY OF PRODUCT

5.1 AYTU. AYTU may be specifically required by law to ensure that all AYTU facilities, materials used therein and contractors performing Services impacting the biopharmaceutical operations, including production, laboratory, warehousing, and other areas are in compliance with governmental regulations and mandates. In performing the Services, Biovest agrees to comply with and adhere to those requirements that are necessary for AYTU to meet its obligations to domestic and international governmental agencies.

5.2 Manufacturing Procedures. The Manufacturing Procedures shall be reviewed and approved, in writing, by Biovest and by AYTU prior to commencement of Manufacture. Any material change to approved Manufacturing Procedures will be reviewed and approved by Biovest and by AYTU prior to said change being implemented. Any deviation from the manufacturing process specified in the Manufacturing Procedures must be documented in the copy of the Manufacturing Procedures for that Batch. Biovest shall provide AYTU with required supporting Manufacture documentation in a form reasonably suitable for AYTU’s submission to the FDA, as requested by AYTU. The foregoing notwithstanding, Biovest has no obligation to disclose to AYTU any Biovest manufacturing know how related to Biovest proprietary cell culture media and nutrient feeds used in Manufacturing.

5.3 Cancellation or Postponement of Manufacture. Prior to the Date of Manufacture as communicated in the Project Addendum, AYTU may cancel or postpone any outstanding activity in the Project Addendum. In the event of postponement, Biovest shall use commercially reasonable efforts to reschedule the postponed order to a date agreeable to both Parties. AYTU shall reimburse Biovest for work already completed and all non-cancellable commitments incurred by Biovest, including without limitation all Equipment acquired for AYTU pursuant to the Project Addendum. In the event of cancellation of the Project Addendum, the terms and conditions specified in the applicable Project Addendum shall govern.

5.4 Delays. Biovest will promptly notify AYTU, but in no event later than three (3) business days after, Biovest has reason to believe that it will be unable to perform or complete any material aspect of the Services under a Project Addendum in accordance with the applicable Project Addendum. In the event that a delay in the Project occurs, AYTU and Biovest shall confer and agree upon commercially reasonable efforts to recover from any delay, agree upon commercially reasonable efforts to complete all anticipated Services in accordance with the timeline for the Project, as set forth in the Project Addendum, or as soon thereafter as practicable.

5.5 Shipping/Delivery. Biovest shall ship Product to AYTU or its designee (including a designated fill, finish, and/or packaging manufacturer) upon receipt of a written approval to release and ship from AYTU pursuant to this Agreement. Biovest shall notify AYTU upon completion of manufacture of each batch of Product and provide to AYTU the Certificate of Analysis (if applicable) and any other relevant documentation regarding such manufacture. Biovest will provide AYTU or its designee the data set for Product to enable AYTU to prepare documents required for AYTU’s Regulatory Authority filings. Within fifteen (15) business days following completion of each batch record review Biovest will formally update the data set to include each batch of Product for which Biovest has completed the batch record review; and will submit the data set to AYTU for review by electronic means or fax hard copy.

5.6 Loss, Damage, or Non-Delivery. AYTU will promptly notify Biovest in writing of loss, damage, defects or non-delivery of any part of a Product shipment after delivery of such shipment to AYTU, or its designee, and if any loss, damage, defects or partial non-delivery are not evident to AYTU at the time of delivery, such notification by AYTU to Biovest will be made no later than fifteen (15) days after delivery.

5.7 Final Release of Product. Biovest will perform a manufacturer’s release of Product and will provide a Certificate of Analysis in accordance with the applicable Project Addendum. AYTU shall be responsible for Final product release in accordance with its role as BLA holder. AYTU shall be the signatory on each Final release of product as required by FDA regulations.

6.	GOVERNMENT APPROVALS, COMPLIANCE WITH APPLICABLE LAW, REGULATORY MATTERS

6.1	Government Approvals.

6.1.1 Biovest. Biovest shall be responsible for obtaining and maintaining, at AYTU’s expense, during the Term of this Agreement (including any Project Addendum executed hereunder) all Government Approvals. In particular, but not by way of limitation of the foregoing, AYTU shall be responsible for payment of any FDA Drug Establishment Registration Fees associated with Biovest’s Development and/or Manufacture of Product in accordance with this Agreement and any Project Addendum executed hereunder. if at any time during the Term of this Agreement Biovest is involved in the manufacture of a product (or products) for a customer other than AYTU which would require Biovest to obtain an FDA Drug Establishment Registration, AYTU shall be responsible for only its pro rata portion of such annual FDA Registration Fee. At AYTU’s request, Biovest will provide AYTU with copies of all such Government Approvals and submissions to Authorities, and AYTU will have the right to use any information contained in such Government Approvals or submissions in connection with Government Approval and/or commercial development of Product. Biovest shall be responsible for monitoring and properly notifying AYTU of any Government Approvals required in connection with the Services. Biovest shall notify AYTU immediately (and in no case more than 3 business days) if any warning, citation, indictment, claim, lawsuit or proceeding issued or instituted by any Regulatory Authority against Biovest or any of its Affiliates or of any revocation of any license or permit issued to Biovest or any of its Affiliates, to the extent that such occurrences related directly to Biovest’s performance under this Agreement and/or any Project Addendum executed hereunder. Biovest shall promptly provide AYTU with copies of the relevant portions of any documents or a written summary of any oral observation received by Biovest in connection with the matters set forth in this Section 6.1.1. AYTU shall, upon written request of Biovest and at Biovest’s expense, participate in or provide any assistance in connection with the Government Approvals.

6.1.2 AYTU. AYTU will be responsible for obtaining, at its expense, all Governmental Approvals and permits necessary for AYTU’s use of any Product Manufactured hereunder. Biovest will be responsible for providing AYTU with all supporting data and information relating to the Development and/or Manufacture of Product necessary for obtaining such Government Approvals. The format, content and cost of provision of such data and information for submission by AYTU to a regulatory agency will be borne by AYTU.

6.2 Compliance With Law. Biovest agrees to comply with all Applicable Law in performing Services. Biovest shall promptly notify AYTU in writing of any conflict in Applicable Law. Biovest and AYTU recognize that it is possible that an Authority, acting within the scope of its authority, may at some time take regulatory action against Biovest because of alleged or actual deficiencies in its work, whether or not placed by AYTU. Biovest shall inform AYTU immediately of any such regulatory action taken against Biovest for any reason. Biovest may be required by Applicable Law to report certain adverse events to appropriate Authority. Should such a reporting requirement arise hereunder with respect to AYTU Materials subject to this Agreement, Biovest will comply with its obligations under Applicable Law, and agrees to immediately inform AYTU of the substance of such results and to provide AYTU with a copy of any report for review and comment prior to submission to the Authority.

6.3 Regulatory Matters. Biovest shall promptly (but in no case more than three (3) business days) notify AYTU if any request is received by Biovest from any Regulatory Authority to inspect or otherwise gain access to or receive written or oral inquiries about the Services, the Facility and/or the AYTU Materials or other materials pertaining to the Services performed by Biovest under this Agreement/Project Addendum. Biovest will permit AYTU or its representatives to be present and participate in any visit or inspection by any Regulatory Authority of the Facility (to the extent it relates in any way to any Project, Product or to the Manufacturing Process). Biovest will give advance notice, to the extent reasonably possible, to AYTU of any such visit or inspection. Biovest will provide AYTU with copies of such Regulatory Authority notice(s) and all related correspondence. Biovest will provide AYTU with a copy of its final responses within five (5) business days after submission thereof. At AYTU’s request and expense and at a mutually agreeable time, Biovest will accompany AYTU to such Authority(s) to discuss relevant aspects of the Services performed hereunder. Biovest shall consult and inform AYTU of the actions to be taken to address the issue identified by any Regulatory Authority which may impact or relate to the Services, the use of the Services results and/or the Test Materials.

6.4 Regulatory Requests. After the completion of the Services, Biovest shall provide any information and assistance reasonably requested by AYTU, at AYTU’s expense, for any regulatory filing or regulatory compliance activities relating to the Services arising from a request for information from a regulatory agency.

6.5 Scientific Misconduct. Biovest shall use best efforts to assure the integrity of the data generated in connection with the performance of the Services. Biovest shall notify AYTU within three (3) business days of any report of suspected scientific misconduct arising in connection with any Services. The term “scientific misconduct” shall mean the conduct of research in such a manner as to violate generally accepted principles of accuracy, honesty and/or integrity. Scientific misconduct includes, but is not limited to: altered data; data legitimately obtained and recorded and then changed or falsified, including unsupported changes to data in the source document, laboratory notebook or test report; or the generation of data, results and/or the reporting of data without actually performing the tasks. Biovest shall use best efforts to properly address any and all scientific misconduct issues and shall consult and notify AYTU with respect to any and all corrective actions.

6.6 Import/Export Compliance. Biovest shall not export, directly or indirectly, technical information provided or arising under this Agreement or any materials or products using or embodying such technical information to any country or foreign national for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation. The transfer, re-export or other disposition of such information, materials or products in a manner that is not in compliance with the export control laws and regulations of the United States is strictly prohibited.

7.	ACCEPTANCE AND REJECTION

7.1 Any Product to be Manufactured hereunder will be Manufactured in accordance with the Manufacturing Process approved by AYTU and, unless otherwise stated in the applicable Project Addendum, cGMP. Each Batch of Product will be sampled and tested by Biovest against the Specification. The quality assurance department of Biovest will review the Batch Documentation for such Batch and will assess if the Manufacture has taken place in compliance with cGMP (if applicable) and the Manufacturing Process.

7.2 If, based upon such tests, a Batch of Product conforms to the Specification and was manufactured according to cGMP (if applicable) and the Manufacturing Process, then a Certificate of Compliance will be completed and approved by the quality assurance department of Biovest. The Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records (collectively, the “Batch Documentation”) Complete and accurate Batch Documentation for each Batch of Product will be promptly delivered to AYTU by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required to verify delivery date. Upon request, Biovest will also deliver to AYTU all raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation in the possession or under the control of Biovest relating to the Manufacture of each Batch of Product. “Certificate of Compliance” means a document, signed by an authorized representative of Biovest, certifying that a particular Batch was manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

7.3 AYTU will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. AYTU will notify Biovest in writing of its acceptance or rejection of such Batch within two (2) weeks of receipt of the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within five (5) days, to any reasonable inquiry by the other party with respect to such Batch Documentation. AYTU has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not manufactured in compliance with cGMP (if applicable) and the Manufacturing Process.

7.4 If the Parties disagree as to whether a Batch of Product conforms to the applicable Product Specification, the respective Technical Contact of the Parties will attempt to resolve any such disagreement in good faith within twenty (20) days after the date on which the disagreement was notified by one party to the other, and AYTU and Biovest will follow their respective standard operating procedures to determine the conformity of the Batch of Product to cGMP (if applicable), the Manufacturing Process and to the Specification. In the event that such disagreement cannot be resolved internally by the Parties in a reasonable time (which will not exceed thirty (30) days), AYTU shall designate a Testing Laboratory to determine the conformity or non-conformity of a Batch of Product. The costs associated with obtaining the findings of such Testing Laboratory shall be borne by the Party whose position is determined to have been in error or if the Testing Laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses of the Testing Laboratory.

7.5 In the event that the Parties ultimately agree or determine that a Batch of Product fails to conform to the Product Specification (“Defective Batch”), then Biovest will, at the sole election of AYTU:

(a) Have the Defective Batch reworked by Biovest so that it conforms to the applicable Product Specification; or

(b) Have Biovest Manufacture additional quantities of Product to replace the Defective Batch with conforming Product; or

(c) Have Biovest refund to AYTU any payment associated with the manufacture of the Defective Product paid by AYTU for such Defective Batch and any related Services.

8.	Representations and Warranties.

Each Party hereby represents and warrants to the other Party as follows:

8.1	Corporate Existence.

Each Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

8.2	Authorization and Enforcement of Obligations.

Each Party affirms that it (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

8.3	No Conflict.

The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.

8.4	Agreement Not to Directly Compete.

During the Term of this Agreement, Biovest agrees not to produce a prostate specific membrane antigen (PSMA)-specific monoclonal antibody developed for radiolabeling and imaging.

8.5	Co-marketing.

AYTU and Biovest agree that AYTU shall become a “mAbVault Partner”, upon mutually-agreeable terms to be set forth in a separate agreement. Either party may issue a press release or other public announcement concerning this Agreement provided that such release or announcement is pre-approved in writing by the other party, which approval shall not be unreasonably withheld or delayed.

9.	COMPENSATION AND PAYMENT

9.1 Payment. Biovest will receive payment for the Services as set forth in the payment schedule attached to the applicable Project Addendum or Purchase Order. AYTU will pay invoices within thirty (30) days from the date of receipt of the invoice and supporting documentation, unless a different invoicing and payment schedule is set forth in the applicable Project Addendum.

All rates, invoices and payments shall be in the currency set forth in the applicable Project Addendum. Any adjustment to the fees or rates to account for inflation or currency risk, if any, shall be set forth in the applicable Project Addendum. Biovest shall bear all currency risk (if applicable). Biovest hereby acknowledges that all expenses incurred in performing the Services are included in the charges and rates set forth in this Agreement/Project Addendum, except if a Project Addendum expressly states that AYTU shall be responsible for any such expenses.

9.2 Invoice. Biovest will invoice AYTU according to the payment schedule in the applicable Project Addendum. Biovest will keep accurate financial records of all Services performed and invoice calculations, and, upon the request of AYTU, will permit AYTU or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations.

To expedite payment, all invoices and copies of receipts will be submitted electronically to: Aytu BioScience; Attn: Elizabeth Creason; ecreason@aytubio.com with a copy to Douglas Miller, PhD; doug.miller@aytubio.com.

In the alternative, invoices may be mailed to:

AYTU

Accounts Payable

373 Inverness Parkway, Suite 206

Englewood, CO 80221 USA

Payments to Biovest will be made by wire transfer to:

Biovest International, Inc.

Wells Fargo Bank

Operating Account

ABA: 121000248

Acct: 1000180093

SWIFT: WFBIUS6S

420 Montgomery

San Francisco, CA 94104

Or by check to:

Biovest International, Inc.

8500 Evergreen Blvd NW

Minneapolis, MN 55433

Attention: Accounts Receivable

9.3. Taxes. AYTU shall be responsible for payment of any sales, use, or other value-added tax payment required by any applicable taxing authority in connection with Services provided hereunder, unless the applicable Project Addendum shall specify a different arrangement.

9.4 No Minimum Purchase. Biovest acknowledges that AYTU will have no obligation to purchase any minimum level of Services, except as may be set forth in the applicable Project Addendum.

9.5 Travel Expenses. AYTU will reimburse Biovest for reasonable travel expenses agreed to in writing in advance and required for performance of the Services.

10.	Confidentiality.

10.1 AYTU and Biovest agree to treat any confidential information obtained from the other Party or generated by either Party as a result of or in connection with performance of the Services under this Agreement, including, without limitation, confidential commercial, scientific, medical and technical information and data relating to either Biovest or AYTU (all such data and information together with any information derived therefrom, to be referred to herein as the “Confidential Information”), as the confidential and exclusive property of the disclosing Party and shall keep such Confidential Information confidential. Confidential Information of AYTU shall be deemed to include, without limitation, the Specifications and information regarding AYTU Materials, AYTU Equipment and Work Product. The parties obligations under this Section shall continue with respect to an item of Confidential Information for a period of ten (10) years from the date of disclosure or development of such item, except for Confidential Information that is a trade secret under applicable laws, for which the confidentiality and nondisclosure obligations in this Section 10 shall continue for so long as such information retains its status as a trade secret.

10.2 AYTU and Biovest agree that each will use Confidential Information only to provide or facilitate the Services and for no other purpose without the prior written consent of the other Party. The Parties agree not to disclose any of the Confidential Information to any third party without first obtaining the written consent of the disclosing Party. Each Party further agrees to take all reasonable steps to ensure that the Confidential Information is used only by those employees of that Party who need to receive such Confidential Information in order to perform or facilitate the Services hereunder.

10.3 The above provisions of confidentiality and non-use will not apply to that part of the Confidential Information, which the receiving Party is able to demonstrate by documentary evidence:

(a)	was fully in the receiving Party’s possession prior to receipt from the disclosing Party or development by the receiving Party in the performance of Services hereunder, or

(b)

was in the public domain at the time of receipt or development by the receiving Party; or becomes part of the public domain through no fault of or breach of this Agreement by the receiving Party, its directors, officers, employees, agents, representatives or advisors; or

(c)	is lawfully received by Biovest from some third party having a right of further disclosure, and not under an obligation of confidentiality from the disclosing Party; or

(d)	is developed by employees of the receiving Party who have had no access to Confidential Information.

10.4 Disclosure Required by Law. If the receiving Party is required by law, regulation, rule, act or order of any court order or governmental authority to disclose Confidential Information, the receiving Party shall be entitled to do as set forth below provided that it promptly informs the disclosing Party in writing so that the disclosing Party may seek a protective order or other appropriate remedy. The receiving Party shall cooperate with the disclosing Party in connection with the disclosing Party’s efforts to obtain any such order or other remedy. If no such protective order or other remedy is obtained, then the receiving Party may furnish only that portion of the Confidential Information which the receiving Party is advised by counsel it is legally required to disclose and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information.

10.5 The Parties acknowledge that disclosure or distribution of the Confidential Information or use of the Confidential Information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the Confidential Information or use contrary to the provisions hereof may be specifically enforced by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.

11.	Ownership of Work Product.

11.1 All materials, documents, data, software, information and inventions supplied to Biovest by or on behalf of AYTU will be and remain the sole and exclusive property of AYTU. Biovest will use such property only for the purposes contemplated by this Agreement and will not use such property for, or disseminate such property to, any third parties. Biovest will deliver all such property to AYTU immediately upon demand, or upon expiration or termination of this Agreement.

11.2 AYTU shall own all inventions, discoveries, know-how, software, work, reports, results, presentations, writings, ideas, designs and other information in any form that are created, developed, written, conceived or made by Biovest or any of its employees, consultants, contractors or agents (“Personnel”) (whether solely or jointly with others) as a result of or in connection with the Services any patent, trade secret or other intellectual property rights with respect thereto (collectively, “Work Product”). Biovest shall promptly make full written disclosure to AYTU, and hereby assigns, transfers and conveys, and shall cause Personnel to assign, transfer and convey, to AYTU, or its designee, all worldwide right, title and interest in and to all Work Product. Biovest agrees that all Work Product that is copyrightable subject matter will be considered “work made for hire” within the meaning of the copyright laws of the United States and that AYTU is and will be the sole author of the Work Product and the sole owner of all rights therein in perpetuity. At AYTU’s request and expense, Biovest will, and will cause its Employees Personnel to, execute all documents and take all actions that AYTU reasonably deems necessary to perfect AYTU’s ownership of the Work Product.

11.3 Biovest and its third party vendors shall retain ownership of any concepts, ideas, models, know-how, software, methodologies, technology or techniques developed or acquired independent of the performance of this Agreement (“Biovest Proprietary Materials”). To the extent any deliverable under this Agreement includes Proprietary Materials, Biovest or the third party will retain ownership in such Biovest Proprietary Materials and Biovest hereby grants (on behalf of itself and any such third party) to AYTU, its Affiliates and their respective independent contractors, agents, successors and assigns, a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, paid-up fully transferable right and license (with rights to sublicense) to use the Biovest Proprietary Materials in connection with such deliverables.

12.	Publication.

12.1 Biovest may not publish any articles or make any presentations relating to the Services or referring to results, data, information or materials provided or generated as part of the Services, in whole or in part, without the prior written consent of AYTU.

13.	Publicity.

13.1 Except as required by law, neither Party will use the name neither of the other Party, nor of any employee of the other Party in connection with any publicity without the prior written approval of the other Party which will not be unreasonably withheld.

14.	Indemnification and Injunctive Relief.

14.1 Biovest will defend, indemnify and hold harmless AYTU, its Affiliates and their respective officers, directors employees and agents, from and against any liabilities, damages, losses and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), resulting from a claim, demand or cause of action (“Claims-) arising out of (i) any gross negligence or intentional misconduct of Biovest or its employees, agents or contractors in the performance of the Services or (ii) Biovest’s material breach of this Agreement, except to the extent such Losses arise out of AYTU’s gross negligence, willful misconduct or breach of this Agreement.

14.2 AYTU will defend, indemnify and hold harmless Biovest and its officers, director, employees, agents, successors and assigns, from and against Losses resulting from Claims arising out of (i) any gross negligence or intentional misconduct of AYTU or its employees, agents or contractors in the performance of any actions required or performed by AYTU in connection with the Services or (ii) AYTU’s breach of this Agreement, except to the extent such Losses arise out of Biovest’s gross negligence, willful misconduct or breach of this Agreement.

14.3 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO (A) CLAIMS INVOLVING PERSONAL INJURY OR DEATH, (B) DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 10 AND (C) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 14.

15.	Insurance.

15.1 As required by Law and during the term of this Agreement Biovest will maintain at its own expense full insurance coverage for Biovest and Personnel, including, without limitation:

(i)

commercial general liability insurance covering bodily injury and property damage (including loss or use thereof) with minimum limits of one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) general aggregate including premises liability, products/completed operations and contractual liability coverage for the indemnity provided under this Agreement;

(ii)

commercial automobile liability insurance covering owned, hired and non- owned vehicles with limits of at least two-hundred fifty thousand dollars ($250,000) combined single limit (bodily injury and property damage);

(iii)	workers compensation insurance as required by all applicable laws and Employer’s Liability coverage with a limit of not less than five hundred thousand dollars ($500,000); and

(iv)	professional liability insurance coverage with minimum limits of two million dollars ($2,000,000) each event and in the aggregate, which has been endorsed to include contractual liability coverage.

15.2 Each of the policies referenced above will name AYTU as an additional insured. Upon request, Biovest will provide AYTU with certificates of insurance coverage.

16.	Independent Contractor.

16.1 Biovest and AYTU agree that Biovest is an independent contractor when performing the Services and that the relationship between Biovest and AYTU does not constitute a partnership, joint venture or agency. Neither Biovest nor any of Biovest’s employees: (i) is an employee, agent, or legal representative of AYTU, or (ii) has any authority to represent AYTU or to enter into any contracts or assume any liabilities on behalf of AYTU. Biovest retains all rights and privileges of sole employer of its employees, including, without limitation, the right to control, hire, discipline, compensate and terminate such employees.

16.2 Biovest will be responsible for providing all employee compensation, contributions and benefits to its employees, and for paying any related city, state and federal taxes or assessments.

17	Delays.

17.1 Except as otherwise expressly set forth in this Agreement, neither party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party that could not have been avoided using commercially reasonable efforts, including, without limitation, fire, floods, embargoes, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God or acts, omissions, or delays in acting, by any governmental authority (“force majeure”). The party affected by any event of force majeure will promptly notify the other party, explaining the nature, details and expected duration thereof. Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other party of the cessation of any such event. A party affected by an event of force majeure will use its reasonable efforts to remedy, remove, or mitigate such event and the effects thereof with all reasonable dispatch. If a party anticipates that an event of force majeure may occur, such party will notify the other party of the nature, details and expected duration thereof. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

18.	TERMINATION

18.1	Term.

This Agreement commences on the Effective Date and continues for a period of four years or until termination under Section 18.2, whichever comes first (the “Term”). Termination of a Project Addendum does not terminate or affect the Parties’ obligations under remaining Project Addenda or under this Agreement generally.

18.2	Termination.

Subject to Section 18.3 (Consequences of Termination or Expiration), this Agreement may be terminated, or any particular Project Addendum under this Agreement may be terminated:

(a) Material Breach. By either Party, by providing written notice of termination to the other Party at least thirty (30) days after having provided to the other Party notice of such Party’s material breach of this Agreement, unless such material breach has been cured within the thirty (30) day period after the initial notice of breach; provided, however, that when a Party allegedly in breach disputes in good faith that a breach has occurred, then both Parties shall continue performance during the pendency of any dispute resolution procedure for up to a maximum of ninety (90) days after notice of an alleged material breach.

(b) Notice. By AYTU upon at least 180 days’ notice to Biovest;

(c) Insolvency. By either party by giving the other party written notice thereof in the event the other party makes a general assignment for the benefit of its creditors or proceedings of a case are commenced in any court of competent jurisdiction by or against such party seeking (a) such party’s reorganization, liquidation, dissolution, arrangement or winding up, or the composition or readjustment of its debts, (b) the appointment of a receiver or trustee for or over such party’s property, or (c) similar relief in respect of such party under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debt, and such proceedings shall continue undismissed, or an order with respect to the foregoing shall be entered and continue unstated, for a period of more than sixty (60) days.

18.3	Obligations Upon Termination or Expiration.

(a) Payment by AYTU. Upon termination or expiration of this Agreement, AYTU shall pay Biovest any costs or fees due and owing at the time of termination. If the fees are performance milestone-based fees, and if Biovest provides documentation that it has incurred cost beyond the amount of the previous milestone payments, then AYTU shall pay Biovest either (i) if the fees are on a time and materials basis, then time and materials expended, and (ii) if the fees are on a performance milestone basis, a pro-rated portion of the immediately subsequent milestone-based fee not yet paid (with the amount of that pro-rated portion based on the value of works in progress delivered to AYTU).

(b) Assistance and Works in Progress. At AYTU’s request at any time prior to termination or expiration or within ninety (90) days after termination or expiration of this Agreement, Biovest shall provide to AYTU, at AYTU’s expense, the following: (i) reasonable assistance with transition of a particular Project Addendum to AYTU, subject to payment of Biovest’s fully-burdened costs: (ii) copies of all works in progress for any deliverables or documentation for any Services to the extent such deliverables or documentation have not yet been provided, whether or not Services had been completed prior to termination, and, for up to three (3) months after delivery of such items, responses to reasonable inquiries from AYTU regarding such works in progress or documentation, subject to payment of Biovest’s fully-burdened costs: and (iii) return any AYTU Equipment if so required by the terms of this Agreement or the applicable Project Addendum. or any of Customer’s Confidential Information if so required hereunder.

19. Survival. The provisions of this Agreement which by their nature should survive termination or expiration hereof shall survive.

20.	Notices.

20.1 Any notice required or permitted to be given by either Party hereunder will be in writing and will be deemed given on the date received if delivered or five (5) days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid to the following address:

If to Biovest:	Biovest International, Inc.
8500 Evergreen Blvd. NW
Minneapolis MN 55433
Attention: Christiaan Engstrom

If to AYTU:	Aytu BioScience, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention: Chief Executive Officer

21.	Applicable Law.

21.1 This Agreement will be governed by the laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any actions arising from this Agreement shall be venued in the State of Federal courts located in Hennepin County, Minnesota.

22.	Interpretation.

22.1 Any amendments to, or waivers of, terms of this Agreement must be in writing signed by AYTU and Biovest. Waiver or forbearance by either Party or the failure by either Party to claim a breach of any provision of this Agreement or exercise any right or remedy provided by this Agreement or applicable law, will not be deemed to constitute a waiver with respect to any subsequent breach of any provision hereof. In the event that any provision herein or part thereof is held by a court of competent jurisdiction to be unlawful, void, invalid or unenforceable, the remaining provisions or parts thereof will be and remain in full force and effect and will be construed as if the unlawful, void, invalid or unenforceable provision had been deleted from this Agreement. No presumption will operate in favor of or against any Party hereto as a result of any responsibility that any Party may have had for drafting this Agreement. Should there be a discrepancy between the terms and conditions contained in any Annexes, Schedules, or Exhibits to this Agreement and those in the main body of this Agreement, the terms and conditions in the main body of this Agreement govern.

22.2 Unless the context requires otherwise, each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with United States generally accepted accounting principles, i.e., (i) U.S. GAAP, (ii) words in the singular include the plural and vice versa, (iii) the term “includ(ing)(e/es)” means “includ(ing)(e/es) without limitation,” and (iv) the terms “herein,” “hereof,” “hereunder” and words of similar import will mean references to this Agreement as a whole and not to any individual section or portion of this Agreement. All references to $ or dollar amounts will be to lawful currency of the United States of America. All references to “day” or “days” will mean calendar days, unless otherwise noted.

22.3 The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections of this Agreement.

23.	Severability.

23.1 If any provision of this Agreement will be declared void or unenforceable by any judicial or administrative authority, or clearly in conflict with any public policy, the validity of the other provisions of this Agreement and of the entire Agreement will not be affected thereby and the affected provision of this Agreement affected only to the extent necessary to bring it within the applicable law.

24.1	Amendment; Waiver.

24.1 No amendment, modification or waiver of any of the terms of this Agreement will be deemed valid unless made in writing and duly executed by authorized representatives of both Parties. Each Party will have the right to enforce the Agreement in strict accordance with its terms. The failure of either Party to enforce its rights strictly in accordance with the terms will not be construed as having in any way modified or waived same.

25.1	Changes and Modifications.

25.1 No changes or modifications of this Agreement will be deemed effective unless in writing and executed by the Parties hereto.

26.	Assignment.

26.1 This Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party, which consent will not be unreasonably withheld, except that AYTU without such consent may assign this Agreement and its rights and obligations hereunder to any of its Affiliates or any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates.

27.	Counterparts.

27.1 This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

28	EntireAgreement.

28.1 This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior oral and written agreements, understandings, promises and representations with respect thereto. Notwithstanding the content of any Purchase Order or other document or record, whether issued before or after the Effective Date, the provisions of this Agreement will govern and any conflicting, inconsistent or additional terms contained in other documents or records will be void. Notwithstanding the foregoing. specific provisions in any agreed Project Addendum shall govern. Each Project Addendum and/or Purchase Order for a Project will be made a part of this Agreement and will collectively, with the Agreement, and will, independently of other Project Addenda or Purchase Orders, constitute the entire agreement for the Project. To the extent any terms set forth in a Project

Addendum or Purchase Order conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless the conflicting terms of the Project Addendum expressly state the intent of the parties for such conflicting terms to govern, followed by the Project Addendum, followed by the Purchase Order.

The Parties have executed this Agreement to be effective as of the Effective Date.

Aytu BioScience, Inc.	Biovest International, Inc.

By: /s/ Gregory A. Gould	By: /s/ Chirstiaan Engstrom

Name: Gregory A. Gould	Name: Christiaan Engstrom

Title: Chief Financial Officer	Title: President

Date: 10/8/15	Date: 10/5/15